As filed with the Securities and Exchange Commission on July 24, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SM Energy Company

(Exact name of registrant as specified in its charter)

Delaware	41-0518430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Lincoln Street, Suite 3200

Denver, Colorado 80203

(Address of principal executive offices and zip code)

SM Energy Company 2025 Equity Incentive Compensation Plan

(Full title of the plan)

James B. Lebeck

Executive Vice President Corporate Development and General Counsel

SM Energy Company

1700 Lincoln Street, Suite 3200

Denver, Colorado 80203

(303) 861-8140

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 22, 2025, the stockholders of SM Energy Company, a Delaware corporation (“SM Energy” or the “Company”), approved the SM Energy Company 2025 Equity Incentive Compensation Plan (the “Plan”), which replaced the SM Energy Company Amended and Restated Equity Incentive Compensation Plan, as previously amended (the “Prior Plan”). As provided in the Plan, a total of 4,492,289 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), are available for issuance thereunder, which includes (i) 1,952,000 shares of Common Stock (the “New Shares”), and (ii) 2,540,289 shares of Common Stock that were previously available for grant under the Prior Plan (including any shares of Common Stock subject to outstanding awards under the Prior Plan that are transferred in accordance with the Plan, such shares, the “Carryover Shares” and together with the New Shares, the “Plan Shares”). The purpose of this registration statement on Form S-8 is to register the offer and sale of the Plan Shares.

The Plan is described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission (the “Commission”) on April 7, 2025.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We “incorporate by reference” in this prospectus certain documents that we have previously filed with the Commission. This means that we are disclosing important information to you without actually including that information in this prospectus by referring you to other documents that we have filed separately with the Commission. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the Commission, and which is deemed “filed” with the Commission, will automatically update information that we previously filed with the Commission, and may replace information in this prospectus and information that we previously filed with the Commission. We incorporate by reference the following documents in this prospectus, which you should review in connection with this prospectus:

•	The Company’s annual report on Form 10-K for its fiscal year ended December 31, 2024, filed with the Commission on February 20, 2025;

•	The Company’s Proxy Statement on Schedule 14A relating to our annual meeting of stockholders, filed with the Commission on April 7, 2025 and Amendment No. 1 thereto, filed with the Commission on April 15, 2025 (in each case, with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024);

•	The Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 2, 2025;

•	The Company’s current reports on Form 8-K filed with the Commission on February 19, 2025, March 26, 2025, and May 27, 2025 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 contained in any such reports);

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above (excluding any information furnished pursuant to Item 2.02 or Item 7.01 contained in any current report on Form 8-K); and

•	The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A (File No. 001-31539), filed with the Commission on November 12, 2002, as amended by that Form 8-A/A (File No. 001-31539) filed with the Commission on August 8, 2016, including any amendment or report filed for the purpose of updating such description, specifically including the description of the Company’s Common Stock filed as Exhibit 4.8 to the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2024, filed with the Commission on February 20, 2025, and any amendment or report filed with the Commission for the purposes of updating such description.

We also incorporate by reference each of the documents that we file with the Commission (excluding any portion of those filings furnished under Items 2.02 or 7.01 of Form 8-K or other information furnished to the Commission) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after this registration statement and prior to the filing of a post-effective amendment that indicates that all shares of Common Stock offered hereby have been sold or that deregisters all such shares of Common Stock then remaining unsold. Any statements made in such documents will automatically update and supersede the information contained in this prospectus, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated by reference into this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement, or any free writing prospectus we may authorize to be delivered to you. You should not assume that the information incorporated by reference or provided in this prospectus, any applicable prospectus supplement, or any free writing prospectus, is accurate as of any date other than the date on the front of each document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Except to the extent indicated below, there is no charter provision, bylaw, contract, arrangement or statute under which any director or officer of SM Energy is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

Article FIFTEENTH of SM Energy’s restated certificate of incorporation contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law, limiting the personal monetary liability of directors and officers of the Company for breach of fiduciary duty as a director or officer. This provision and Delaware law provide that the provision does not eliminate or limit liability:

•	for any breach of the director’s or officer’s duty of loyalty to SM Energy or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper benefit.

Section 145 of the Delaware General Corporation Law permits indemnification against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right or the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnify for such expenses as the court deems proper. Article FOURTEENTH of SM Energy's restated certificate of incorporation provides for such indemnification.

Section 145 of the Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not the corporation would have the power to indemnify such person against such liabilities under the provisions of such sections. SM Energy has purchased such insurance.

Section 145 of the Delaware General Corporation Law further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

Article FOURTEENTH of SM Energy’s restated certificate of incorporation and Section 19 of the Company’s By-laws contain provisions regarding indemnification that parallel those described above.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement.

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation of SM Energy Company, as amended through June 1, 2010 (filed as Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and incorporated herein by reference).

4.2	Certificate of Amendment of Restated Certificate of Incorporation of SM Energy Company, as amended through June 1, 2010, dated May 25, 2023 (filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on May 30, 2023, and incorporated herein by reference).

4.3	Amended and Restated By-Laws of SM Energy Company, effective as of February 21, 2017 (filed as Exhibit 3.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2016, and incorporated herein by reference).

4.4	Description of the Securities of SM Energy Company registered pursuant to Section 12 of the Exchange Act (filed as Exhibit 4.8 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, and incorporated herein by reference).

4.5	SM Energy Company 2025 Equity Incentive Compensation Plan, effective as of May 22, 2025 (filed as Annex A in the registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 7, 2025, and incorporated herein by reference).

5.1*	Opinion of Holland & Hart LLP with respect to the legality of the Common Stock registered hereby.

23.1*	Consent of Holland & Hart LLP (contained in its opinion filed herewith as Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Ryder Scott Company, L.P.

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

107*	Filing Fee Table.

*Filed herewith.

Item 9. Undertakings.

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8 and information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 24, 2025.

SM Energy Company

By:	/s/ Herbert S. Vogel
	Name:	Herbert S. Vogel
	Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Herbert S. Vogel and A. Wade Pursell with full power to act alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Herbert S. Vogel	President, Chief Executive Officer, and Director	July 24, 2025
Herbert S. Vogel	(Principal Executive Officer)

/s/ A. Wade Pursell	Executive Vice President and Chief Financial Officer	July 24, 2025
A. Wade Pursell	(Principal Financial Officer)

/s/ Alan D. Bennett	Vice President –Controller	July 24, 2025
Alan D. Bennett	(Principal Accounting Officer)

/s/ Julio M. Quintana	Chairman of the Board of Directors	July 24, 2025
Julio M. Quintana

/s/ Carla J. Bailo	Director	July 24, 2025
Carla J. Bailo

/s/ Barton R. Brookman	Director	July 24, 2025
Barton R. Brookman

/s/ Ramiro G. Peru	Director	July 24, 2025
Ramiro G. Peru

/s/ Anita M. Powers	Director	July 24, 2025
Anita M. Powers

/s/ Rose M. Robeson	Director	July 24, 2025
Rose M. Robeson

/s/ William D. Sullivan	Director	July 24, 2025
William D. Sullivan

/s/ Ashwin Venkatraman	Director	July 24, 2025
Ashwin Venkatraman